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EXHIBIT 99.1


FOR IMMEDIATE RELEASE

FEBRUARY 16, 1999



                   MRV REPORTS YEAR AND FOURTH QUARTER RESULTS

CHATSWORTH, Calif. MRV Communications, Inc., today reported its year end and fourth quarter results for the period ending December 31, 1998.

Net sales for the fourth quarter were a record $74,833,000, compared with $48,400,000 for the same period last year, an increase of 55%. Pro forma loss, which excludes extraordinary and one-time items, was $2,347,000 or $0.09 per diluted share, compared with net income of $7,111,000 or $0.25 per diluted share for the fourth quarter of 1997.

Net sales for the year ended December 1998 were $264,075,000, compared with $165,471,000 for 1997, an increase of 60%. Pro forma net income for 1998, which excluded extraordinary and one-time items, was $14,869,000 or $0.53 per diluted share, compared with net income of $22,585,000 or $0.88 per diluted share for 1997.

Actual net income for the fourth quarter, including extraordinary and one time items, was $239,000 or $0.01 per diluted share compared to net income of $7,111,000 or $0.25 per diluted share for the fourth quarter of 1997.

Actual loss for the year, including the extraordinary and one-time items, was $20,106,000 or $0.76 per diluted share compared to net income of $22,585,000 or $0.88 per diluted share for 1997.

Noam Lotan, President and CEO, commented, "While the fourth quarter presented extraordinary challenges it appears that we are emerging from a period of sustained downward pressure on margins. Prices on networking products, while continuing to decline, are finding a more stable environment which could lead to improvements. However, during the next two quarters such improvements are not anticipated to be significant. Essential to improving margins will be the following:

o Successful market acceptance of a new suite of networking devices with advanced feature sets and improved cost structures. Principal among these are new desktop and workgroup switching products, the Accelerouter introduced at the ComNet show in January, and the Fiber Driver introduced in the fourth quarter.

o Enhancement of our manufacturing capabilities, especially with regard to the optical components business where we have incurred higher than normal production costs in the face of a surprisingly strong ramp up in orders."






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Lotan continued, "As our optical component business continues to grow, MRV becomes one of the most vertically integrated optical networking companies in the market. Ultimately our success will depend on our ability to transmit, route, and manage light moving through a fiber optic network."

Although MRV reported its first, second, and third quarter results of 1998 in accordance with established accounting practice and valuations of acquired purchased technology in progress provided by independent valuators, these valuations have been reconsidered in light of very recent Securities and Exchange Commission guidance regarding valuation methodology.

Based on this new valuation methodology, the value of the purchased technology in progress related to the Xyplex acquisition was reduced to $20,633,000 and the amount of intangible assets was increased by $9,938,000.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by MRV with the SEC, specifically the most recent reports on Form 10-K and 10-Q which will be amended for all 1998 quarters, and which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with dependence on new product offerings, competition, patents, intellectual property and licensing, future growth, rapid technological and market change, manufacturing and sourcing risks, international operations, volatility of stock price, financial risk management, and potential volatility in operating results, among others.


MRV Communications, Inc. is a leading manufacturer and marketer of optical networks systems and components. MRV's products integrate switching, routing, remote access and fiber optic transmission systems. The Company designs, manufactures and sells two groups of products: (i) computer networking products, primarily Ethernet local area network ("LAN") routing switches, wide area network ("WAN") and remote access devices and related equipment and (ii) fiber optic components for the transmission of voice, video and data across enterprise, telecommunications and cable TV networks. The Company's advanced networking solutions greatly enhance the functionality of LANs and WANs by reducing network congestion while allowing end users to preserve their legacy investments in pre-existing networks and providing cost-effective migration paths to next generation technologies such as Gigabit Ethernet, remote access and voice over IP. The Company's fiber optic components incorporate proprietary technology which delivers high performance under demanding environmental conditions.


Contact:
Investor Relations
Diana Hayden (818) 886-6782




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